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                                                                EXHIBIT 4.22




                    [FORM OF SERIES A REVOLVING CREDIT NOTE]
                                PLD TELEKOM INC.

           12% SERIES A SENIOR SECURED REVOLVING CREDIT NOTE DUE 1998

No. [_____]                                                               [Date]
$[_______]                                      Private Placement No. 69340T A*1

            FOR VALUE RECEIVED, the undersigned, PLD TELEKOM INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [ ], or registered assigns, on December 31, 1998 the principal sum of [ ] DOLLARS, or, if less, the aggregate principal amount outstanding of Series A Revolving Credit Loans (as defined in the Revolving Credit Agreement referred to below) made by the holder hereof to the Company pursuant to the Revolving Credit Agreement referred to below, with interest (computed on the basis of the actual number of days elapsed over a 360-day year) (a) on the unpaid balance thereof at the rate of 12% per annum, payable monthly on the last day of each month after the date hereof, until the principal hereof shall have become due and payable; provided, however that in the event that the Company shall not have satisfied certain conditions relating to an Equity Issuance (as defined in the Revolving Credit Agreement referred to below) as more fully described in the final paragraph of SECTION 1.1 of the Revolving Credit Agreement referred to below, the interest rate borne by this Note shall be increased from 12% to 15% per annum for the period commencing June 1, 1998 until maturity, such interest to be computed and payable as otherwise heretofore provided, and (b) to the extent permitted by law, on any overdue payment (including any overdue repayment) of principal, any overdue payment of interest and any overdue payment of any Additional Amounts or Commitment Fees (as such terms are defined in the Revolving Credit Agreement referred to below) at a rate equal to 2% over the applicable interest rate determined as provided in the preceding subclause (a), payable monthly as aforesaid or, at the option of the registered holder hereof, on demand.

            Payments of principal of, interest on and any Additional Amounts and Commitment Fees with respect to this Note are to be made in lawful money of the United States of America at the principal office in New York, New York of The Chase Manhattan Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Revolving Credit Agreement referred to below.

            This Note is one of the duly authorized 12% Series A Senior Secured Revolving Credit Notes due 1998 (herein called the "Notes") issued pursuant to the Revolving Credit and Warrant Agreement, dated as of November 26, 1997 (as from time to time amended, the "Revolving Credit Agreement"), between the Company and the respective Lenders named therein and is entitled to the benefits thereof. All of the terms, conditions and covenants of the Revolving Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein.

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            This Note is a registered Note and, as provided in the Revolving
Credit Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary. Any transferee of this Note, by its acceptance hereof, agrees to be bound by all the terms, conditions and covenants of the Revolving Credit Agreement applicable to a holder of a Note or a Series A Note (as defined in the Revolving Credit Agreement), as applicable.

            The Notes are guaranteed by the Subsidiary Guarantors (as defined in the Revolving Credit Agreement) pursuant to a Guaranty Agreement, dated as of November 26, 1997 by the Subsidiary Guarantors for the benefit of the holders from time to time of the Notes, and are also entitled to the benefits of certain security held by The Bank of New York or its successor at the time acting as trustee (the "TRUSTEE") under a Trust Agreement, dated as of November 26, 1997 (the "TRUST AGREEMENT"), between the Company and the Trustee, such security consisting of the Collateral referred to therein granted by the Company to the Trustee pursuant to the Security Documents referred to therein, pursuant to which the Company has granted to the Trustee security interests in such Collateral. Reference is made to such Trust Agreement and such Security Documents for a description of the nature and extent of the security afforded thereby and the rights of the Trustee and the holders of the Notes in respect thereof. The registered holder of this Note may inspect such Trust Agreement and such Security Documents at the principal office of the Trustee upon request.

            As provided in the Revolving Credit Agreement, the Series A Revolving Credit Loans evidenced by this Note are subject to optional repayments and mandatory repayments, in whole and in part, all as specified in the Revolving Credit Agreement.

            If an Event of Default, as defined in the Revolving Credit Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Revolving Credit Agreement.

            This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                       PLD TELEKOM INC.


                                       By_________________________
                                         [TITLE]

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